                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
TeleWest Communications plc:

We consent to the incorporation by reference in the registration statement No. 33-64127 on Form S-3, as amended, of TCI Communications, Inc. and Tele-Communications, Inc. of our report dated 21 March, 1995, relating to the consolidated balance sheet of TeleWest Communications plc and subsidiaries as of 31 December 1994 and 1993, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended 31 December 1994, which report appears in the 31 December 1994 Annual Report on Form 10-K of Tele-Communications, Inc. and TCI Communications, Inc., as amended, and to the reference to our firm under the heading "Experts" in the registration statement.

                                          KPMG

London, England
3 January 1996